Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 (No. 333-159233) pertaining to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, LifePoint Hospitals, Inc. Employee Stock Purchase Plan, LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan, LifePoint Hospitals, Inc. Retirement Plan, and LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan;

(2) Form S-4 (No. 333-119929), as amended, pertaining to the joint proxy statement/prospectus of Lakers Holding Corp. related to LifePoint Hospitals, Inc.’s merger with Province Healthcare Company;

(3) Form S-3 (No. 333-128279), as amended, pertaining to the $225,000,000 3.25% Convertible Senior Subordinated Debentures due 2025; and

(4) Form S-3 (No. 333-143121), pertaining to the $500,000,000 3.5% Convertible Senior Subordinated Notes due 2014;

of our reports dated February 19, 2010, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., included in this Annual Report (Form 10-K) of LifePoint Hospitals, Inc. for the year ended December 31, 2009.

/s/Ernst & Young LLP

Nashville, Tennessee
February 19, 2010